EXHIBIT 10-40

AMENDMENT TO EMPLOYMENT AGREEMENT

Agreement made as of the 27th day of September, 2000, between NIAGARA MOHAWK POWER CORPORATION (the “Company”) and [INSERT NAME] (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Agreement made as of [DATE] (the “Employment Agreement”) with respect to the terms and conditions of the Executive’s employment; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in certain respects:

NOW, THEREFORE, the Company and the Executive hereby agree that the Employment Agreement is amended in the following respects:

1.     Paragraph 1 is amended by amending the last sentence thereof to read as follows:

Notwithstanding any such notice by the Company and Holdings, this Agreement shall remain in effect for a period of thirty-six months from the date of a Change in Control or, if longer, for a period of thirty-six months after the consummation of the transaction approved by the Company’s shareholders which is a Change in Control pursuant to Subparagraph (3) of Schedule B, unless such notice was given at least eighteen months prior to the date of the Change in Control.

2.     Paragraph 4d is amended by amending the first sentence thereof to read as follows:

If any of the following events, any of which shall constitute “Good Reason,” occurs within thirty-six months after a Change in Control, or, if later, within thirty-six months after the consummation of the transaction approved by the Company’s shareholders which is a Change in Control pursuant to Subparagraph (3) of Schedule B, the Executive, by notice of the Company, may voluntarily terminate the Executive’s employment for Good Reason within ninety (90) days after the Executive both (i) has or should have had knowledge of conduct or an event allegedly constituting Good Reason, and (ii) has reason to believe that such conduct or event could be grounds for Good Reason.

3.     Paragraph 4g is amended by amending the first sentence of Paragraph 4g to read as follows:

In the event that the Executive’s employment is terminated following a Change in Control, either by the Company without Cause or by the Executive for Good Reason, the Company or Holdings shall pay the Executive a lump sum severance benefit, equal to four years’ base salary at the rate in effect as of the date of termination; provided, however, that if the Change in Control occurs by reason of the event specified in Subparagraph (3) of Schedule B, (i) if such termination is by the Company without Cause, the Executive shall only receive the amount provided for in paragraph 4f unless and until the consummation of the transaction approved by the Company’s shareholders, at which time the Executive shall be paid the difference between four years’ base salary and the amount provided for in paragraph 4f and (ii) if such termination is by the Executive for Good Reason, only two years' base salary shall be paid unless and until the consummation of the transaction approved by the shareholders of the Company, at which time the additional two years’ base salary shall be paid.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

NIAGARA MOHAWK POWER CORPORATION

                                                                                                   By:  /s/David J. Arrington
[INSERT EXECUTIVE’S NAME]                                                    David J. Arrington
                                                                                                          Senior Vice President - Human Resources
                                                                                                          and Chief Administrative Officer